Exhibit (a)(1)(E)

Form of Reminder E-mail

The MaxLinear, Inc. offer to exchange certain outstanding options for restricted stock units (referred to as the “offer”) is still currently open. Please note that the offer will expire at 9:00 p.m., Pacific Time, on May 18, 2012, unless we extend the offer.

According to our records, you have not yet submitted an election for your eligible options. Participation in the offer is completely voluntary; however, if you would like to participate in the offer, you must submit a properly completed election via the MaxLinear offer website at https://maxlinear.equitybenefits.com or to MaxLinear by fax at (760) 444-8598 no later than 9:00 p.m., Pacific Time on May 18, 2012 (unless the offer is extended).

Only elections that are properly completed, signed (electronically or otherwise), dated and actually received by MaxLinear by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to MaxLinear by phone at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012; and (3) the election form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, or by contacting MaxLinear by phone at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com.

Form of Final Reminder E-mail

The MaxLinear, Inc. offer to exchange certain outstanding options for restricted stock units (referred to as the “offer”) is still currently open. Please note that the offer will expire at 9:00 p.m., Pacific Time, on May 18, 2012, unless we extend the offer.

According to our records, you have not yet submitted an election for your eligible options. This email is to remind you that tomorrow, May 18, 2012, is the final deadline to participate in the exchange program. Participation in the offer is completely voluntary; however, if you would like to participate in the offer, you must submit a properly completed election via the MaxLinear offer website at https://maxlinear.equitybenefits.com or to MaxLinear by fax at (760) 444-8598 no later than 9:00 p.m., Pacific Time on May 18, 2012 (unless the offer is extended).

Only elections that are properly completed, signed (electronically or otherwise), dated and actually received by MaxLinear by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to MaxLinear by phone at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units; (2) the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012; and (3) the election form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, or by contacting MaxLinear by phone at (760) 692-0711, Ext. 228 or email at stockadmin@maxlinear.com.